MUTUAL RELEASE AND SETTLEMENT AGREEMENT

THIS MUTUAL RELEASE AND SETTLEMENT AGREEMENT (this "Agreement") is made and entered into as of this th day of January, 2007 by and among Indigo-Energy, Inc., a Nevada corporation (the "Company"), Lionheart Associates, LLC, a Delaware corporation dlbla Fairhills Capital ("Fairhils"), and Edward Bronson, an individual with an address at 1275 Fairhills Drive, Ossining, New York 10562 CBmnson") and together with Fairhills (the "Consultant") and together with the Company, the "Parties" each a "Party" )..

WHEREAS, the Company has previously entered into a Strategic Consultant Agreement, dated as of August, 2005 as amended (the "Consulting Agreement") with the Consultant attached as Exhibit A hereto, for the services set forth in the Consulting Agreement (Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Consulting Agreement); and

WHEREAS, in connection with the Consulting Agreement, the Company has previously issued to the Consultant a portion of the Fees, inclusive of cash and shares of common stock of the Company, par value $.001 per share (the "Common Stock"), pursuant to the terms set forth therein; and

WHEREAS, on or about April 21, 2006, Consultant was farther issued 6,250 shares of the Company's Series A Convertible Super Preferred Stock ;n relation to consulting services (the "Convertible Preferred Stock"); and

WHEREAS, a dispute has arisen between the Parties relating to performance of the services as set forth in the Consulting Agreement and

WHEREAS, the Parties have agreed that it is in their best interests to settle the dispute by entering into this Agreement; and

WHEREAS, each of the Parties deny any liability to the other Party and have agreed to settle their differences as described below; and

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Termination of Consulting Agreement Effective upon the execution of this Agreement, the Consulting Agreement is hereby terminated in its entirety and will be of no further force or effect. Consultant hereby agrees that all Fees payable to the Consultant for any services rendered, have been paid in full and that there are no further Fees due and owing to the Consultant.

Section 2.. Surrender of the Stock Certificates. Simultaneously with the execution of this Agreement, Consultant will immediately effect surrender of the stock certificates evidencing ownership of the Company's Common Stock (the "Common Stock Certificates") by: (i) (A) surrender of the Common Stock Certificates to Continental Stock Transfer & Trust Company (the "Transfer Agent") for cancellation, by delivery of the Common

Stock Certificates via overnight mail or courier service to the Transfer Agent at 17 Battery Place, 8th Floor, New York, NY 10004 to the attention of Mr. Michael G. Mullings, Vice President of Compliance, as soon as possible but no later than Wednesday, January 24, 2007 or (B) in the event that the stock certificates are held in a brokerage or other account, provide the Company with proof of notice or request for release of the shares to Consultant for immediate tender to the Transfer Agent; and (ii) promptly surrender the stock certificates representing the shares of Convertible Preferred Stock (the "Preferred Stock Certificates" and together with the Common Stock Certificates, the "Certificates") for cancellation by delivery of the Preferred Stock Certificates via overnight mail or courier service to the offices of Anslow & Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, NJ 07726 to the attention of A.J. Levine, Esq. Consultant hereby acknowledges and agrees that effective immediately, Consultant has no further right, title and interest in the Certificates and no further ownership rights in the Company. In the event that the Consultant fails to effect surrender of the Certificates pursuant to this Section 2, the Company reserves the right to seek any and all remedies available in law and equity.

Section 3. Release. (a) The Consultant hereby waives, releases and discharges the Company, its subsidiaries and their respective officers, directors, stockholders, employees, agents, attorneys, subsidiaries, servants, successors, insurers, affiliates and their successors and assigns, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, obligations of any nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that the Consultant has asserted, now asserts or could have asserted, but not including any claim for the enforcement of this Agreement.

(b) As a material inducement to Consultant to enter into this Agreement, the Company hereby irrevocably and unconditionally waives, releases and discharges the Consultant, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, obligations of any nature, past or present, known or unknown to the Company, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis.

(c) It is understood and agreed by the Parties that the facts and respective assumptions of law in contemplation of which this Agreement is made may hereafter prove to be other than or different from those facts and assumptions now known, made or believed by them to be true, The Parties expressly accept and assume the risk of the facts and assumptions being different, and agree that all terms of this agreement shall be in all respects effective and not subject to termination or reclusion by any such difference in facts or assumptions of law.

Section 4. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, by reason of merger, consolidation, and/or purchase or acquisition of substantially all of the Company's assets or otherwise.

Section 5. Governing Law. Each party acknowledges that it has been represented by counsel in connection with this Mutual Release and Settlement Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into the Commonwealth of Pennsylvania and shall be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles..

Section 6. Paragraph Headings.. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 7. Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Section 8. EntireAgreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof All other contracts, agreements or understandings between the Parties are null and void. Without limiting the foregoing, any and all employment agreements, including all amendment and/or addendums thereto, shall be terminated and of no further force or effect, whether or not such agreements state that the same, or portions thereof, are to survive termination.

Section 9. Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 10. Further Assurances. From and after the date hereof; the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 11. Survival. All obligations of the Parties as set forth herein shall survive thetexecution and delivery hereof.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

INDIGO-ENERGY, INC.	ATTEST:

By: \s\ David J. Larson	By: \s\ Kasi J. Staffon

Name: David J. Larson Title: President	Name: Kasi J. Staffon Title: FSR

STATE OF FLORIDA        )

COUNTY OF PINELLAS         )         ss.:

I certify that on February 6, 2007, David J. Larson personally came before and acknowledged under oath, to my satisfaction, that he is an officer of INDIGO-ENERGY, INC. (the “Corporation”), a corporation of the State of Nevada and that the seal affixed to the foregoing instrument was signed and sealed on behalf of the Corporation by authority of its Board of Directors, and that he acknowledged said instrument to be the free act and deed of the Corporation.

Signed and sworn to before me on February 6, 2007

\s\ Kasi J. Staffon

Notary Public of State of Florida

Kasi J. Staffon
Notary Public - State of Florida
My Commission Expires Oct 30, 2009
Commission #DD 454132

LIONHEART ASSOCIATES, LLC           Share Amount: ______ shares
d/b/a Fairhills Capital

By: \s\ Edward Bronson

Name: Edward Bronson Title: Managing Director

STATE OF NEW YORK
ss:
COUNTY OF WESTCHESTER

I certify that on January 30, 2007, Edward Bronson, personally came before and acknowledged under oath, to my satisfaction, that he is (a) an officer of Lionheart Associates, LLC d/b/a Fairhills Capital, a Delaware, limited liability company (the “Company”) and that he signed this document with the full authority of the Company; and (b) signed, sealed and delivered this documents as his act and deed.

Signed and sworn to before me on January 30, 2007

\s\ Shaharzad Kayum-Paul

Notary Public of State of

Shaharazad Kayum-Paul
Notary Public, State of New York
Registration No. 01KA6155472
Qualified In Westchester County
Commission Expires November 13, 2010

Edward BRONSON             Share Amount _____________ shares

\s\ Edward Bronson

Edward Bronson

STATE OF NEW YORK
ss.:
COUNTY OF WESTCHESTER

I certify that on January 30, 2007, Edward Bronson personally came before and acknowledged under oath, to my satisfaction, that (a) he is named in and personally signed this document and (b) signed, sealed and delivered this document as his act and deed.

Signed and sworn to before me on January 30, 2007

\s\ Shaharazad Kayum-Paul

Notary Public of State of

Shaharazad Kayum-Paul
Notary Public, State of New York
Registration No.: 01KA6155472
Qualified In Westchester County
Commission Expires November 13, 2010